Exhibit I
January 17, 2023 Ministry of Finance Government of Israel 1 Kaplan Street Hakirya, Jerusalem 91008 Israel
Ladies and Gentlemen:
We have acted as special United States counsel for the Government of Israel (“Israel”) in connection with the issuance and offering for sale of U.S.$2,000,000,000 aggregate principal amount of its 4.500% bonds due January 17, 2033 (the “Bonds”) in the form of a takedown from Israel’s Registration Statement No. 333-238245 under Schedule B (the “Registration Statement”). The issuance and offering for sale of the Bonds are collectively referred to herein as the “Offering”. In connection with the Offering we have reviewed the Registration Statement, the Base Prospectus dated May 20, 2020 (the “Base Prospectus”), the Prospectus Supplement dated January 10, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004 and as amended by Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016 (as so amended, the “Fiscal Agency Agreement”) between Israel and Citibank, N.A., as the fiscal agent, and the Underwriting Agreement dated January 10, 2023 (the “Underwriting Agreement”) by and among Israel and Barclays Bank PLC, BNP Paribas, BofA Securities, Inc., and Citigroup Global Markets Inc. (collectively, the “Underwriters”). We have also reviewed Amendment No. 2 to Israel’s Annual Report on Form 18-K/A for the fiscal year ended December 31, 2021 (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended. The Underwriting Agreement and the Fiscal Agency Agreement are collectively defined herein as the “Agreements”.
In rendering the opinion contained herein, we have examined originals or copies (certified or otherwise identified to our satisfaction) of certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. In rendering such opinion, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures, the legal capacity and competency of all natural persons signing all documents, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents, the accuracy and completeness of all public records examined by us and the authority of Israel to enter into the Agreements and issue the Bonds. In making our examination of documents executed by parties other than Israel, we have assumed that such parties had the power, corporate or other, and authority to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity, binding and enforceable effect thereof As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation. We have further assumed that the Bonds will be delivered by Israel in accordance with applicable laws and sold as contemplated in the Registration Statement.
This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of Israel, we have relied upon the opinion of the Legal Advisor to the Ministry of Finance of the State of Israel, a copy of which is being filed as an exhibit to the Amendment, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Based upon and subject to the foregoing, we are of the opinion that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, delivered, and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Bonds will constitute valid and legally binding obligations of Israel enforceable against Israel in accordance with their terms under the laws of the State of New York.
The foregoing opinions as to enforceability of obligations of Israel is subject to (i) bankruptcy, insolvency, receivership, conservatorship, liquidation, reorganization, fraudulent transfer, moratorium or other laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity (whether applied by a court in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.
We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm under the heading “Validity of the Bonds” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
The opinions set forth in this letter are effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we become aware, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party.
The opinions expressed above are limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.
Very truly yours,
/s/ White & Case LLP